May28, 1999






Optical Concepts of America
2895 N. University Drive - Suite 48
Coral Springs, Florida 33065


Gentlemen:


Please be advised that as of today, Friday, May 28, 1999, the property in which you are a tenant at Coral Gate Plaza has been sold to Pearl Gordon, Trustee. From this date forward, please make your rent check payable to Grove Park Warehouses, and mail it to: 222 South Military Trail, Deerfield Beach, Florida 33442.


Should you have any questions regarding your tenancy, please direct those questions to Marty Gordon at beeper (954) 537-5948. Office # (954) 427-0312.


                                            Yours very truly,


                                            /s/ John A. Roschman
                                            --------------------
                                            John A. Roschman

JAR/